      [LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM APPEARS HERE]



                                         May 17, 1994



Lukens Inc.
50 South First Avenue
Coatesville, Pennsylvania 19320-0911

          Re:  Registration Statement on Form S-3 of
               Lukens Inc. for Registration of
               $100,000,000 Principal Amount of Debt
               Securities
               -------------------------------------

Gentlemen:

          We have acted as special counsel to Lukens Inc., a Delaware corporation (the "Company"), in connection with a Registration Statement on Form S-3 of the Company (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act") relating to the proposed issuance and sale of an aggregate of up to $100,000,000 initial public offering price of debt securities (the "Debt Securities") or the equivalent thereof, based on the applicable exchange rate at the time of sale, in one or more foreign currencies, currency units or composite currencies as shall be designated by the Company, to be issued in one or more series.

          In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Restated Certificate of Incorporation and By-Laws of the Company, as amended to date, (ii) the Registration Statement, (iii) the applicable resolutions of the Board of Directors of the Company, (iv) the form of Distribution Agreement to be entered into between the Company and CS First Boston Corporation and J.P. Morgan Securities Inc. in the form filed as an exhibit to the Registration Statement, (v) the Indenture between the Company and Continental Bank, National Association, as successor trustee, pursuant to which the Debt Securities will be issued, (vi) the prospectus supplement included as part of the Registration Statement (the "Prospectus Supplement") and (vii) such other documents, certificates and other records as we have deemed necessary or appropriate as a basis for the opinion set forth below. In our examination, we have assumed the genuineness of all signatures, the legal

Lukens Inc.
May 12, 1994
Page 2


capacity of all natural persons, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

          In rendering this opinion, we have relied upon the Internal Revenue Code of 1986, as amended, Treasury regulations, judicial decisions, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to change or different interpretations.

          Based upon and subject to the foregoing, we confirm that the discussion in the Prospectus Supplement under the caption "United States Taxation," to the extent that such discussion constitutes matters of law or legal conclusions, is correct in all material respects. We express no opinion as to whether such discussion addresses all of the Federal income tax consequences that may be applicable to any particular holder of the Debt Securities. In addition, we express no opinion as to Federal tax consequences other than as set forth in this letter or as to any state, local or foreign tax consequences.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                              Very truly yours,

                              /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM